Exhibit 99.1

FOR IMMEDIATE RELEASE

TETRA TECHNOLOGIES, INC.
ANNOUNCES THIRD QUARTER 2011 RESULTS

The Woodlands, Texas (November 4, 2011) – TETRA Technologies, Inc. (TETRA or the Company) (NYSE:TTI) today announced third quarter 2011 results from continuing operations attributable to TETRA stockholders of $0.02 per fully diluted share compared to break-even results of $0.00 per fully diluted share reported in the third quarter of 2010. Such results for the third quarter of 2011 include special charges of $3.4 million to pretax income and a pretax loss by the Maritech segment of $15.6 million that aggregate to approximately $0.16 per share after tax, compared to special charges of $16.7 million all of which related to Maritech, or approximately $0.15 per share after tax, in the third quarter of 2010.

Consolidated revenues for the quarter ended September 30, 2011 were $201.4 million versus $211.9 million in the third quarter of 2010. Total gross profit was $35.7 million in the third quarter of 2011 versus $28.8 million in the third quarter of 2010. Income before discontinued operations was $2.0 million in the third quarter of 2011 versus $0.2 million in the comparable period of 2010. Net income attributable to TETRA stockholders was $1.4 million in 2011’s third quarter versus $0.2 million in 2010’s third quarter.

Consolidated results per share from continuing operations attributable to TETRA stockholders for the third quarter of 2011 were earnings of $0.02 with 78.3 million weighted average diluted common shares outstanding versus earnings of $0.00 with 76.6 million weighted average diluted common shares outstanding in the third quarter of 2010. As of September 30, 2011, total debt was $305.0 million and cash was $224.9 million.

Divisional pretax earnings (loss) from continuing operations in the third quarter of 2011 versus the third quarter of 2010 were: Fluids Division – $5.1 million in 3Q 2011 and $1.7 million in 3Q 2010; Offshore Services – $13.5 million in 3Q 2011 and $18.3 million in 3Q 2010; Maritech – a loss of $(15.6) million in 3Q 2011 and a loss of $(14.3) million in 3Q 2010; Production Testing – $9.6 million in 3Q 2011 and $4.0 million in 3Q 2010; and, Compressco – $3.9 million in 3Q 2011 and $4.0 million in 3Q 2010.

Financial data aggregating the first nine months of 2011 and data relating to net income and discontinued operations are available in the accompanying financial tables.

Stuart M. Brightman, TETRA’s President and Chief Executive Officer, stated, “Overall, our results for the third quarter reflect the continued strengthening of the onshore US markets.

“For the Fluids Division, our onshore US fluids business experienced strong activity in the third quarter, although at a slightly lower level than in the second quarter of this year due to delays in certain projects of our customers. Our Gulf of Mexico fluids business remained modest in the third quarter. Although rig count in the Gulf of Mexico is improving, completion fluids activity tends to lag increases in drilling activity. However, as the pace of federal permitting improves, we expect more projects will reach the completion stage, and we expect to see the benefit of this activity in our results in 2012. Production rates at our El Dorado, Arkansas calcium chloride plant continued to improve during the third quarter. At this stage, our focus for the El Dorado plant is to optimize the modifications we have made to the plant in order to continue improving production rates and operating efficiencies.

TETRA Technologies, Inc. Press Release

“During the quarter, the TETRA Hedron arrived in the Gulf of Mexico. The vessel is currently undergoing preparation for its anticipated mid-fourth quarter debut. Excluding $3.4 million of charges incurred during the third quarter primarily associated with certain of these preparation activities, our Offshore Services segment reported an improvement in profitability sequentially from the prior quarter. This result was consistent with our expectations, recognizing that we continue to operate in a very competitive market environment and that we are still impacted by delays associated with the extended permitting process. Our customers’ reception of the TETRA Hedron has been very positive and we continue to believe that, over the long-term, the well abandonment and decommissioning market in the Gulf of Mexico will present ample opportunities for this segment.

“Our Production Testing segment achieved a dramatic increase in profitability for the third quarter, continuing the sequential improvements that began during the first quarter of this year. The segment’s third quarter performance was driven by an increase in domestic activity and associated profitability, as well as strong activity in its international markets. We are deploying a significant amount of growth capital in this segment based on our expectation that these favorable trends will continue.

“We continued to see encouraging signs of increased momentum for Compressco during the third quarter. Utilization of our assets continued to improve, driven by increased demand in the US and Mexico. In addition, our ongoing efforts to manage costs and the favorable impact of increased activity in Mexico resulted in improved margins for Compressco during the third quarter as compared to the prior quarter.

“Going forward, our primary focus for the Maritech segment is in continuing to reduce our abandonment and decommissioning liabilities. During the third quarter, we spent $22.7 million on these activities. However, also during the third quarter, Maritech’s current and estimated future well abandonment and decommissioning costs, primarily on two non-operated properties, increased by $14.4 million. The majority of the work on the operated properties continues to be done using internal assets, and a significant portion of the TETRA Hedron’s initial work will be focused on Maritech activity.

“We ended the third quarter with a strong balance sheet and a favorable cash position. At quarter-end, our cash balance was $224.9 million. Excluding restricted cash and $19.6 million of cash attributable to Compressco, net debt as of September 30, 2011 was $99.7 million (net debt is a non-GAAP financial measure that is reconciled to the nearest GAAP financial measure below). Our cash balance as of the end of the third quarter decreased compared to the end of the prior quarter due to our acquisition of the TETRA Hedron and the continued high level of activity on Maritech’s abandonment and decommissioning liabilities. The acquisition of the TETRA Hedron was the first step in our ongoing plan for strategic growth. We remain confident in this strategy and will continue to seek additional opportunities to grow our service businesses.”

As a result of Maritech’s sale of a significant portion of its oil and gas properties earlier this year, the Company believes it will be helpful to provide adjusted financial results that exclude the impact of Maritech. These presentations are provided in order to show TETRA’s historical results of operations consistent with expected operations going forward. Included in this press release are presentations of TETRA’s consolidated revenues excluding Maritech, consolidated gross profit excluding Maritech, and consolidated income before taxes and discontinued operations excluding Maritech and oil and gas derivative ineffectiveness, all of which are non-GAAP financial measures that are reconciled to the nearest GAAP measures in the presentations.

TETRA is a geographically diversified oil and gas services company focused on completion fluids and other products, production testing, wellhead compression, and selected offshore services including well plugging and abandonment, decommissioning, and diving.

TETRA Technologies, Inc. Press Release

Forward Looking Statements

This press release includes certain statements that are deemed to be forward-looking statements. Generally, the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “projects,” “anticipate,” “believe,” “assume,” “could,” “should,” “plans,” “targets” or similar expressions that convey the uncertainty of future events, activities, expectations or outcomes identify forward-looking statements that the Company intends to be included within the safe harbor protections provided by the federal securities laws. These forward-looking statements include statements concerning expected results of operational business segments for 2011, anticipated benefits from the Company’s acquisition of the TETRA Hedron derrick barge, including expected demand for the barge’s services and the timeline on which the barge is expected to be available for work, projections concerning the Company’s business activities in the Gulf of Mexico, including potential future benefits from increased regulatory oversight of well abandonment and decommissioning activities, financial guidance, estimated earnings, earnings per share, and statements regarding the Company’s beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Certain Business Risks” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

Financial Data (unaudited)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(In Thousands)

Revenues	$201,434	$211,918	$659,093	$659,429
Gross profit	35,668	28,779	97,845	111,705

General and administrative expense	27,506	24,606	84,274	72,338
Interest expense, net	4,085	4,484	12,361	12,750
(Gain) loss on sale of assets	525	(544)	(59,784)	(294)
Other (income) expense	722	437	14,651	(1,895)
Income (loss) before taxes and
discontinued operations	2,830	(204)	46,343	28,806
Provision (benefit) for income taxes	870	(391)	16,372	9,528
Income before discontinued operations	1,960	187	29,971	19,278
Loss from discontinued operations, net of taxes	(6)	(17)	(63)	(121)
Net income	1,954	170	29,908	19,157
Net (income) attributable to noncontrolling interest	(567)	-	(662)	-
Net income attributable to TETRA stockholders	$1,387	$170	$29,246	$19,157

TETRA Technologies, Inc. Press Release

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(In Thousands, Except Per Share Amounts)
Basic per share information:
Income before discontinued operations attributable
to TETRA stockholders	$0.02	$0.00	$0.38	$0.25
Loss from discontinued operations attributable to
TETRA stockholders	(0.00)	(0.00)	(0.00)	(0.00)
Net income attributable to TETRA stockholders	$0.02	$0.00	$0.38	$0.25
Weighted average shares outstanding	76,717	75,538	76,517	75,469

Diluted per share information:
Income before discontinued operations attributable
to TETRA stockholders	$0.02	$0.00	$0.37	$0.25
Loss from discontinued operations attributable to
TETRA stockholders	(0.00)	(0.00)	(0.00)	(0.00)
Net income attributable to TETRA stockholders	$0.02	$0.00	$0.37	$0.25
Weighted average shares outstanding	78,340	76,621	78,105	76,752

Depreciation, depletion and amortization (A)	$16,226	$52,330	$90,555	$134,799
 (A) DD&A information for 2011 and 2010 includes asset impairments under successful efforts accounting.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(In Thousands)
Revenues by segment:
Fluids Division	$65,415	$57,862	$231,588	$203,452
Offshore Division
Offshore Services	88,535	88,821	227,505	225,620
Maritech	1,945	48,583	79,349	145,552
Intersegment eliminations	(16,619)	(27,996)	(50,656)	(51,292)
Offshore Division total	73,861	109,408	256,198	319,880
Production Enhancement Division
Production Testing	37,060	25,317	102,009	75,865
Compressco	25,000	20,105	69,210	61,281
Production Enhancement Division total	62,060	45,422	171,219	137,146
Corporate overhead	124	-	166	-
Eliminations and other	(26)	(774)	(78)	(1,049)
Total revenues	$201,434	$211,918	$659,093	$659,429

Gross profit by segment:
Fluids Division	$11,313	$7,932	$43,698	$34,272
Offshore Division
Offshore Services	17,669	22,351	33,439	42,593
Maritech	(14,369)	(13,070)	(33,683)	(2,273)
Intersegment eliminations	-	(52)	108	520
Offshore Division total	3,300	9,229	(136)	40,840
Production Enhancement Division
Production Testing	12,893	5,619	33,950	16,337
Compressco	8,788	6,917	22,332	22,683
Production Enhancement Division total	21,681	12,536	56,282	39,020
Eliminations and other	(626)	(918)	(1,999)	(2,427)
Total gross profit	$35,668	$28,779	$97,845	$111,705

TETRA Technologies, Inc. Press Release

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(In Thousands)
Income before taxes and discontinued operations by segment:
Fluids Division	$5,127	$1,716	$23,921	$18,093
Offshore Division
Offshore Services	13,466	18,323	22,667	30,151
Maritech	(15,605)	(14,260)	18,398	(4,573)
Intersegment eliminations	-	(52)	1,747	520
Offshore Division total	(2,139)	4,011	42,812	26,098
Production Enhancement Division
Production Testing	9,603	4,034	24,674	11,049
Compressco	3,875	4,034	11,689	14,167
Production Enhancement Division total	13,478	8,068	36,363	25,216
Corporate overhead	(13,636)	(13,999)	(56,753)	(40,601)
Total income before taxes and discontinued
operations	$2,830	$(204)	$46,343	$28,806

	September 30, 2011	December 31, 2010
	(In Thousands)
Balance Sheet:
Cash	$224,888	$65,360
Accounts receivable, net	170,584	162,405
Inventories	97,503	104,305
Other current assets	81,209	82,868
PP&E, net	533,830	739,870
Other assets	145,421	144,820
Total assets	$1,253,435	$1,299,628

Current portion of decommissioning liabilities	$109,029	$72,265
Other current liabilities	142,499	144,567
Long-term debt	305,035	305,035
Long-term portion of decommissioning liabilities	16,846	193,249
Other long-term liabilities	84,897	68,189
Equity	595,129	516,323
Total liabilities and equity	$1,253,435	$1,299,628

Reconciliation of Non-GAAP Financial Measures

This press release refers to net debt, revenues excluding Maritech, gross profit excluding Maritech, income before taxes excluding Maritech and oil and gas derivative ineffectiveness, and diluted per share information excluding Maritech and oil and gas derivative ineffectiveness, all of which are financial measures not derived in accordance with generally accepted accounting principles, or “GAAP.”

As a supplement to financial results prepared in accordance with GAAP, the Company has provided the following tables which contain results excluding the impact of Maritech. The tables also include reconciliations of revenues excluding Maritech, gross profit excluding Maritech, income before taxes excluding Maritech and oil and gas derivative ineffectiveness, and diluted per share information excluding Maritech and oil and gas derivative ineffectiveness to the appropriate GAAP financial measures. The Company’s management views revenues excluding Maritech, gross profit excluding Maritech, income before taxes excluding Maritech and oil and gas derivative ineffectiveness, and diluted per share information excluding Maritech and oil and gas derivative ineffectiveness as appropriate measures to evaluate its results of operations following the sales of Maritech oil and gas producing properties that occurred during the first eight months of 2011. These non-GAAP financial measures may not be comparable to similarly titled measures used by other companies and should not be used as a substitute for revenues, gross profit, income before taxes, earnings per share or other measures of financial performance presented in accordance with GAAP. Reconciliations of revenues excluding Maritech, gross profit excluding

TETRA Technologies, Inc. Press Release

Maritech, income before taxes excluding Maritech and oil and gas derivative ineffectiveness, and diluted per share information excluding Maritech and oil and gas derivative ineffectiveness for the three and nine month periods ended September 30, 2011 and September 30, 2010 are provided below. These results have not been adjusted to exclude the $3.4 million charge to earnings by our Offshore Services segment primarily associated with preparation activities for the TETRA Hedron vessel during the three month period ended September 30, 2011.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(In Thousands, Except Per Share Amounts)

Consolidated revenues	$201,434	$211,918	$659,093	$659,429
Less: Maritech revenues	(1,945)	(48,583)	(79,349)	(145,552)
Consolidated revenues excluding Maritech	$199,489	$163,335	$579,744	$513,877

Consolidated gross profit	$35,668	$28,779	$97,845	$111,705
Less: Maritech gross (profit) loss	14,369	13,070	33,683	2,273
Consolidated gross profit excluding Maritech	$50,037	$41,849	$131,528	$113,978

Consolidated income before taxes and
discontinued operations	$2,830	$(204)	$46,343	$28,806
Less: Maritech (income) loss before taxes	15,605	14,260	(18,398)	4,573
Less: Derivative ineffectiveness	-	108	13,947	(232)
Consolidated income before taxes and
discontinued operations excluding Maritech and
derivative ineffectiveness	$18,435	$14,164	$41,892	$33,147

Diluted per share information:
Net income attributable to TETRA stockholders	$0.02	$0.00	$0.37	$0.25
(Income) loss for Maritech	0.13	0.12	(0.15)	0.04
(Income) loss for derivative ineffectiveness	-	0.00	0.11	(0.00)
Net income attributable to TETRA stockholders
excluding Maritech and derivative ineffectiveness	$0.15	$0.12	$0.33	$0.29

The following reconciliation of net debt is also presented as a supplement to financial results prepared in accordance with GAAP. The Company defines net debt as the sum of long-term and short-term debt on its consolidated balance sheet, less cash, excluding restricted cash on the consolidated balance sheet and excluding the debt and cash of Compress Partners, L.P. Management views net debt as a measure of TETRA’s ability to reduce debt, add to cash balances, pay dividends, repurchase stock, and fund investing and financing activities. A reconciliation of long-term debt to net debt as of September 30, 2011 and December 30, 2010 is provided below.

	September 30, 2011	December 31, 2010
	(In Thousands)
Net Debt:
Long-term debt	$305,035	$305,035
Less: cash, excluding Compressco
Partners' cash	(205,322)	(65,360)
Net debt	$99,713	$239,675

These reconciliations are not a substitute for financial information prepared in accordance with GAAP and should be considered within the context of the complete financial results for the given period.

Contact:
TETRA Technologies, Inc., The Woodlands, Texas
Stuart M. Brightman, 281/367-1983
Fax: 281/364-4346
www.tetratec.com